EXHIBIT 99.1

Celator® Pharmaceuticals Appoints Jean-Pierre Bizzari to Board of Directors

EWING, N.J., March 2, 2015 – Celator Pharmaceuticals, Inc. (Nasdaq:CPXX), a biopharmaceutical company that is transforming the science of combination therapy and developing products to improve patient outcomes in cancer, today announced the appointment of Jean-Pierre Bizzari, M.D. to its Board of Directors.

“Jean-Pierre will be a tremendous addition to the Board of Directors given his extensive knowledge in oncology and stellar record of helping companies develop and commercialize novel cancer therapies,” said Scott Jackson, Chief Executive Officer of Celator. “His expertise will assist Celator in executing our strategy, which includes the ongoing development of CPX-351, the company’s lead product candidate, as well as advancing our proprietary technology platforms, and potentially other product candidates.”

“It is an honor and privilege to join the Board of Directors of Celator Pharmaceuticals,” said Dr. Bizzari. “I sincerely believe that Celator’s technology platform – enabling the rational design and rapid evaluation of optimized combinations – is critical in oncology clinical development. The company has advanced CPX-351, a product based on this technology, into Phase 3.  The CPX-351 clinical trial results to date are promising.  I am optimistic this product will be successful in patients with Acute Myeloid Leukemia, a population where the unmet medical need is high.”

Dr. Bizzari has served as Executive Vice-President, Group Head, Clinical Oncology Development at Celgene Corporation since joining the company in 2008.  Dr. Bizzari was responsible for Celgene’s clinical development, operations and statistics organization, which spans the U.S., Europe and Asia/Japan. Under his leadership, Celgene achieved numerous successes, including the development and approval of leading oncology products such as REVLIMID® (lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). In addition, Dr. Bizzari was Chairman of Celgene’s hematology oncology development committee and a member of the company’s management committee.

Prior to joining Celgene, Dr. Bizzari was Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek® (rasburicase). Prior to that he was Vice President, Clinical Development Oncology for Sanofi-Synthelabo and had previously held the same role for Rhône-Poulenc Rorer (Aventis).

Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute and is a board member of Transgene and Halozyme Therapeutics. He received his medical degree from the University of Nice (France) and is an oncologist, having trained at La Pitié-Salpêtrière hospital in Paris, followed by training at the Ontario Cancer Institute and McGill Cancer Center.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is a clinical stage biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Celator’s proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination until exposure to the tumor following administration. Celator’s pipeline includes lead product, CPX-351 (a liposomal formulation of cytarabine:daunorubicin) for the treatment of acute myeloid leukemia; CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer; a preclinical stage product candidate, CPX-8 (a hydrophobic docetaxel prodrug nanoparticle formulation), being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory; and several programs exploring novel combinations of existing drugs, including molecularly targeted therapies.

For more information, please visit Celator’s website at www.celatorpharma.com.

Information on ongoing trials is available at www.clinicaltrials.gov.

Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and development programs, the efficacy and commercial potential of our drug candidates, and our performance and achievements to differ significantly from those expressed or implied by the forward-looking statements. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Celator’s Form 10-K for the year ended December 31, 2013 and other filings by the company with the U.S. Securities and Exchange Commission.

CONTACTS:

Media:
Mike Beyer
Sam Brown, Inc.
773-463-4211
beyer@sambrown.com

Investors:

Adam Krop

The Trout Group

646-378-2963

akrop@troutgroup.com

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